Friday, May 20, 2005

I consent to the use in the annual report on Form 10-Q of Energy Exploration Technologies Inc. of my technical report dated September 18, 2004, entitled “Evaluation Survey of the Stressfield Detector Technology Conducted in Syria During 2004”.

/s/Dr. Nimr Arab

Dr. Nimr Arab